EXHIBIT 99.1

Allied Capital Completes Sale of The Hillman Companies, Inc.,
Realizes $149 Million Gain on Investment

Washington, DC, March 31, 2004 — Allied Capital Corporation (NYSE:ALD) and the Hillman Companies, Inc. (“Hillman”) (AMEX: HLM.PR) today announced that the sale of Hillman to an affiliate of Code Hennessy & Simmons LLC has been completed. The sale was originally announced on February 17, 2004.

Hillman was sold for a total transaction value of $510 million, including the repayment of outstanding debt and adding the value of the company’s outstanding trust preferred shares. Allied Capital has been repaid its existing $44.6 million in outstanding mezzanine debt. Allied Capital has provided $47.5 million in new subordinated debt financing to Hillman in conjunction with the sale transaction. Net cash proceeds to Allied Capital from the transaction totaled approximately $197 million, subject to post-closing working capital and other adjustments.

At December 31, 2003, Allied Capital had estimated the enterprise value of Hillman to be approximately $500 million, which resulted in unrealized appreciation of $139.9 million on Allied Capital’s investment. Based upon the transaction value of $510 million, Allied Capital has realized a gain on this investment of approximately $149 million, subject to post-closing working capital and other adjustments.

Hillman’s publicly traded trust preferred securities will remain outstanding, will not be converted or exchanged, and will continue to trade on the AMEX. Management of Hillman will continue as owners in the company.

About Allied Capital
Allied Capital is the nation’s largest business development company and provides long-term debt and equity investment capital to companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities and collateralized debt obligation bonds and preferred shares. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

About The Hillman Companies, Inc.
Hillman is a leading manufacturer of key making equipment and distributor of key blanks, fasteners, signage, and other small hardware components and operates in multiple channels of the retail marketplace such as hardware stores, national and regional home centers, and mass merchants. Hillman’s primary operations are located in Cincinnati, OH.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

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